Exhibit 10.02

Yona Katz

26 Laurel Avenue

Clifton, New Jersey 07012

As of April 1, 2008

Dear Yona:

You have been a member of the management team of IDT Telecom for some time, serving in a variety of capacities. This letter sets forth the terms under which you agree to continue your employment with IDT Corporation and IDT Telecom, Inc. (collectively the “Company”).

Subject to the terms and conditions in this letter, you agree to continue your employment until September 30, 2008, unless it is terminated earlier as set forth below.

Your compensation beginning from April 1, 2008 through September 30, 2008, or the termination of your employment prior to such date (the “Initial Period”), shall be based on a monthly amount of One Hundred Twenty Five Thousand Dollars ($125,000) and shall be paid in accordance with the Company’s payroll schedule. During the Initial Period, you will continue to be eligible to participate in the Company’s medical, dental, life and disability programs subject to the terms and conditions of the Programs, and you will be eligible to participate in the IDT Corporation’s 401(K) plan subject to the terms and conditions of that Plan. Prior to the end of the Initial Period the IDT Telecom CEO, in his sole discretion, shall determine whether to award you a bonus in connection with your work during the Initial Period. You will have no entitlement to any such additional compensation.

During the Initial Period, you shall devote 100% of your normal business time and, on a full time basis, use your skills and render services to the best of your abilities on behalf of the Company including, the continuation of your current duties. You shall report directly to the Chief Executive Officer of IDT Telecom and the Chief Executive

Officer of IDT Corporation. You shall provide services to such ventures as may be affiliated with the Company and, if requested by the IDT Telecom CEO, will assist in the orderly transition of duties. You shall comply with all of the policies and procedures of the Company.

During the Initial Period, you will be entitled to take Paid Vacation, Holidays, Personal Days, and Sick Days as outlined in the Company’s Policy Handbook for Employees.

If:

(A)	during a period of eighteen (18) months from the date of this letter (the “Covered Period”): (i) the Company terminates your employment for any reason other than for Cause, or (ii) you terminate your employment with the Company due to the material alteration by the Company of your current duties and responsibilities as of the date of this letter, in such a manner as to significantly diminish your authority and to substantially change your daily tasks and long term goals; or

(B)	from and for a period of twelve (12) months after the end of the Initial Period, you terminate your employment after having provided the Company with Due Notice (defined below);

you shall be entitled to receive severance, in the total amount of Two Million One Hundred Seventy-Seven Thousand and Twenty-Three Dollars ($2,177,023) (the “Severance Pay”) provided that you execute and deliver a separation and general release agreement (substantially similar to the Company standard form annexed hereto as Exhibit 1, the “Release”) within one (1) month after the effective date of such termination of employment. The form may change over time in accordance with IDT Legal policy but will reflect the terms and conditions set forth herein.

The Severance Pay will be paid in the follow manner:

(i)	IDT shall promptly pay One Million Eighty-Eight Thousand Five Hundred Eleven Dollars and Fifty Cents ($1,088,511.50) upon execution and delivery of the Release.

(ii)	Five Hundred Forty-Four Thousand Two Hundred Fifty-Five Dollars and Seventy-Five Cents ($544,255.75) on or before 90 days after the date of termination (“Second Payment Period”) provided execution and delivery of the above mentioned Release.

(iii)	Five Hundred Forty-Four Thousand Two Hundred Fifty-Five Dollars and Seventy-Five Cents ($544,255.75) within 90 days after the Second Payment Period provided execution and delivery of the above mentioned Release.

Notwithstanding the above, any Severance Pay to be paid pursuant to this letter will not be paid during the six month period following your termination of employment if the Compensation Committee of the Company determines that you are a “specified employee” within the meaning of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”) and that such amounts are not exempt from Code Section 409A. In such event, the Company will pay you a lump sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six month period (without interest) on the first day following such six month period.

Except for those obligations specifically set forth in this letter relating to the Covered Period and as described in Schedule A hereto, as of the date of this letter, any and all agreements or arrangements, either oral or written, between the Parties related to severance, commissions, bonuses, ownership or other interests in any entities or assets, payments and/or compensation of any kind including, but not limited to any documents, correspondence, oral promises or any other arrangements related to the proposal known as the Jonah Value Creation Project, are null and void.

If you voluntarily resign during the Initial Period or are terminated for Cause at any time, you shall forfeit any entitlement to the Severance Pay. For purposes of entitlement to the Severance, “Cause” shall be defined as your:

(i)	conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof;

(ii)	commission of fraud, embezzlement, gross negligence or malfeasance;

(iii)	willful or continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness) or directives of the Board, after written notice has been delivered to you by the Company, which notice specifically identifies the manner in which you have not substantially performed your duties, and your failure to substantially perform your duties is not cured within ten (10) business days after notice of such failure has been given to you. For purposes of this Section (iii), no act or failure to act on your part shall be deemed “willful” unless done or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company;

(iv)	misrepresentation or concealment of a material fact from the Board or general counsel, chief financial officer or any other member of senior management;

(v)	material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; or

(vi)	willful or negligent act or omission which results in an assessment of a civil or criminal penalty against you or the Company or its affiliates, which in the reasonable judgment of the Board could result in a material violation of any foreign or United States federal, state or local law or regulation having the force of law, or in the reasonable judgment of the Board is injurious to the Company or any of its affiliates.

Without derogating from your agreement to continue your employment with the Company during the Initial Period, you agree to provide the Company with 30 days written notice of the intention to terminate your employment with the Company. During the Initial Period, the Company agrees to provide you with 30 day written notice of the intention to terminate your employment (“Due Notice”). In the event that you terminate your employment with the Company, the Company shall be entitled to waive all or part of such notice period, and determine the effective date of termination accordingly.

The Company has no obligation to rehire, recall or re-employ you at any time and nothing herein creates any right or entitlement to continued employment or level of compensation beyond the Initial Period.

With the exception of the Company’s Non-Disclosure and Non-Competition Agreement (“NDA”) , the explicit terms of this letter supersede any and all prior agreements, arrangements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company, or its parent or affiliates; and any prior agreement in respect of the terms of your employment with the Company, its parent or affiliates is hereby terminated and canceled.

Please acknowledge your consent to the terms of this letter by countersigning below.

Very truly yours,

/s/ James Courter
James Courter
CEO, IDT Corporation

Acknowledged and agreed to:

By:	/s/ Yona Katz
Yona Katz

Date:	April 16, 2008

Schedule A

(i)	A payment in the amount of One Hundred Thousand Fifty-Five Two Hundred and Eighty Dollars ($155,280), scheduled to be paid in July 2008, representing the final payment of a previously awarded bonus.

(ii)	Prior stock and option grants treated in accordance with the terms of the grant.

Exhibit 1: RELEASE

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated as of April    , 2008 is hereby made between                                 (“Employee”) and IDT CORPORATION and its divisions, affiliates, subsidiaries (including but not limited to, IDT Telecom, IDT Capital, Inc., Net2Phone, Inc., and Union Telecard Alliance, LLC and their respective divisions, affiliates and subsidiaries), predecessors, successors and assigns (collectively “IDT”). Employee and IDT are hereinafter referred to individually as a “Party” and collectively as the “Parties”. This Agreement will become effective on the Effective Date (as hereafter defined).

WHEREAS, EMPLOYEE’s employment with IDT will terminate effective as of the close of business on                 , 200     (the “Termination Date”); and

WHEREAS, EMPLOYEE and IDT have agreed to settle fully and finally any and all matters and/or controversies between them under the terms and conditions set forth in this Agreement.

NOW THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, IDT and EMPLOYEE agree to the terms and conditions set forth below.

1. Payment.

1.1. EMPLOYEE shall be entitled to the following payments from IDT:

1.2. EMPLOYEE shall receive reimbursement by IDT for all reasonable and approved business expenses incurred prior to the Termination Date in accordance with IDT’s policies.

1.3. Notwithstanding the above, any Severance to be paid pursuant to this Agreement will not be paid during the six month period following your termination of employment if the Compensation Committee of the Company determines that you are a “specified employee” within the meaning of Section

409A of the of the Internal Revenue Code of 1986, as amended (the “Code”) and that such amounts are not exempt from Code Section 409A. In such event, the Company will pay you a lump sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six month period (without interest) on the first day following such six month period. Thereafter, you will receive your remaining Severance payments pursuant to the terms of this Agreement.

1.4. All payments hereunder shall be less required withholdings for taxes and benefit plan contributions (if any).

2. Benefits.

2.1. As of the Termination Date, EMPLOYEE shall be eligible to elect the continuance of group health and dental insurance (if EMPLOYEE is currently enrolled in the IDT sponsored plan), in accordance with federal COBRA law.

2.2. If EMPLOYEE so elects, and so long as EMPLOYEE is entitled to COBRA coverage, during the Severance Pay Period, EMPLOYEE’s premiums for group health and dental insurance under COBRA shall be the same amount that an active employee contributes for such benefit coverage. If EMPLOYEE wishes to elect COBRA (continue coverage in the then current group medical and/or dental plan after April1, 2008), EMPLOYEE must complete and sign the COBRA Election Form and return it to Human Resources in accordance with COBRA. After the completion of the Severance Pay Period, EMPLOYEE’s premiums for COBRA coverage will be the published rate of group health insurance under COBRA.

2.3. After the Termination Date, EMPLOYEE will not continue to accrue vacation benefits or commissions, or otherwise be eligible for Life or Disability benefits, or continue to contribute to the IDT Savings Plan or 401(k) Plan, or participate in the Employee Stock Purchase Plan, and will not receive any other benefits from IDT, other than those specified in this Agreement. EMPLOYEE’s rights with respect to any options to purchase IDT stock or IDT stock he may have received from IDT are governed by the applicable award agreements and plan documents.

3. Payment of all Outstanding Compensation. Except for those obligations specifically set forth in this Agreement, as of the Termination Date, any and all agreements or arrangements, either oral or written, between the Parties related to commissions, bonuses, ownership or other interests in any entities or assets, payments and/or compensation of any kind, including but not limited to any documents, correspondence, oral promises and any other arrangements related to the proposal known as the Jonah Value Creation Project, (“Compensation”) are deemed null and void without any continuing obligation or liability of any party thereunder; it being understood that, among other things, from and after the Termination Date, except as expressly provided hereunder, IDT will have no obligation to pay EMPLOYEE any Compensation or have any duties, responsibilities or other obligations to EMPLOYEE with respect to any agreement or arrangement and EMPLOYEE will have no rights thereunder. EMPLOYEE acknowledges and agrees that he is due no other compensation, commission payments, benefits or other consideration of any kind other than as specifically identified in this Agreement.

4. Equipment. EMPLOYEE will return any and all IDT property and equipment in his possession, including, but not limited to, any and all IDT identification cards, card key passes, keys, pagers, computers (laptops or desktops), cellular telephones, BlackBerry or similar personal digital assistant devices, corporate credit cards, corporate calling cards, and any other property or equipment in his possession that IDT may not know of, on or before the Termination Date.

5. Termination of Employment; Resignation. EMPLOYEE acknowledges and agrees that his employment by IDT terminated on the Termination Date, and that he will be deemed to have resigned from all officer positions and directorships that he may hold with IDT (or otherwise at the request of IDT) at such time including without limitation as an officer of IDT Telecom. On or prior to the Termination Date, EMPLOYEE shall execute and deliver a resignation letter from such officer positions and directorships, if any, in the form attached hereto as Exhibit A.

6. Re-employment or Reinstatement. EMPLOYEE recognizes and acknowledges that IDT has no obligation to recall, rehire, or re-employ EMPLOYEE in the future.

7. Cooperation.

7.1. EMPLOYEE agrees to cooperate with reasonable requests for advice, cooperation and/or assistance made by IDT, at no charge, in connection with matters he worked on while employed by IDT, including, without limitation, to assist in the orderly transition of his duties and responsibilities and any outstanding projects to the individual (or individuals) designated by IDT. Failure by EMPLOYEE to provide complete and honest cooperation will constitute a material breach of this Agreement.

7.2. In furtherance of the foregoing, EMPLOYEE agrees to cooperate with all reasonable requests which IDT may make, including but not limited to, requests for information, interviews, depositions (to be conducted at a mutually convenient and reasonable time) and/or at trial related to any legal action arising from events which occurred during EMPLOYEE’s employment. IDT shall attempt, in good faith and when possible, to issue the above referenced requests so as not to prevent EMPLOYEE’s efficient disposition of same, and EMPLOYEE agrees to comply in good faith with IDT’s requests.

8. No Other Inducements. EMPLOYEE acknowledges that the payments described in Section 1 are made solely in consideration of and in exchange for his execution of this Agreement and the general release. EMPLOYEE acknowledges that he is not otherwise entitled to receive the payments and other items of value referenced above, absent his execution of this Agreement, and that no other promise or agreements of any kind have been made to him or with him by any person or entity whatsoever to cause him to sign this Agreement.

9. Release.

9.1. For good and valuable consideration (the receipt and sufficiency of which hereby are acknowledged) and as a material inducement to IDT to enter into this Agreement, EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges IDT and its present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, insurers, agents and representatives, and all persons acting by, through, under or in concert with any of them (whether any of the aforementioned individuals were acting as agents for IDT or in their individual capacities) (collectively, the “Released Parties”) from any and all claims and causes of action (except those necessary to enforce his rights under this Agreement) including, but not limited to, claims related to EMPLOYEE’s employment, or separation from employment; any claims for salary, bonuses, commissions, payments related to severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits which are not affected by this Agreement); any claims for option, stock or other incentive awards; any claim under New Jersey’s Wage and Hour Laws, or other state wage and hour laws; any claim under the Worker Adjustment and Retraining and Notification Act; any claim alleging sexual or other harassment, or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition, handicap or disability (as defined by the Americans with Disabilities Act or any foreign, federal, state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the New Jersey Law Against Discrimination, or any other foreign, federal, state or local laws); discharge in violation of New Jersey’s Conscientious Employee Protection Act or other foreign, state or federal “whistle blower” laws; discharge in violation of the federal Family and Medical Leave Act, the New Jersey Family Leave Act or other foreign, state or federal family leave laws; the New Jersey Temporary Disability Benefits Law, breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, retaliatory discharge, wrongful or constructive discharge, retaliation, intentional tort or for attorneys’ fees, which EMPLOYEE or his heirs, executors, administrators, personal representatives or members of his immediate family now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date both Parties have executed this Agreement.

9.2. EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, also hereby waives all rights to file any charge or complaint against IDT arising out of EMPLOYEE’s employment by or termination thereof from IDT before any federal, state or local administrative agency, except where any law prohibits such waivers. EMPLOYEE, for himself and his heirs, executors, administrators, personal representatives and members of his immediate family, further waives all rights to recover any damages or equitable or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission, or any other federal, state or local agency under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the New Jersey Law Against Discrimination or any other foreign, federal, state, or local discrimination law, except where such waiver is prohibited by law.

9.3. EMPLOYEE further agrees, promises and covenants that neither he nor his heirs, executors, administrators, personal representatives, members of his immediate family or any person, organization, or other entity acting on his behalf has filed, charged or claimed, or will file, charge or claim, or will cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Released Parties involving any matter occurring in the past up to the Effective Date (as hereafter defined), or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are later discovered.

9.4. EMPLOYEE further agrees that the releases contained in Sections 9.1 through 9.3 above shall survive in the event of a breach by EMPLOYEE (or any person, organization or entity acting on his behalf) of this Agreement, or any representation, warranty, promise, covenant or other obligation contained herein or therein.

9.5. Nothing in this Section 9 or elsewhere in this Agreement shall serve to release any of the Released Parties, or restrict or prohibit Employee or any of the other Released Parties from filing any charges, making any complaint, recovering damages or any other action purportedly restricted by this Section 9, in respect of (i) enforcing their rights hereunder, (ii) rights to indemnification (including, without limitation, rights to proceeds of insurance and the right to have expenses advanced or reimbursed) under applicable law, the by-laws of IDT or any of its subsidiaries, or other agreement with Employee covering similar subject matter, related to actions, inactions or circumstances arising prior to the date hereof, or (iii) any matter arising following the date hereof.

10. No Admission of Liability. The making of this Agreement and anything contained herein is not intended, and shall not be construed, as an admission that IDT has violated any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract; or violated any right or obligation that it may owe or may have owed to EMPLOYEE, or committed any wrong whatsoever against EMPLOYEE. EMPLOYEE further acknowledges, covenants, and agrees that no final findings or final judgments have been made by any court or arbitration panel against IDT in favor of EMPLOYEE, and that EMPLOYEE does not purport and will not claim to be a prevailing party, for any purpose.

11. Confidentiality of Agreement. The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are confidential. EMPLOYEE represents that he, and any attorney he may have retained to review this Agreement, have not disclosed the terms or conditions of this Agreement. Except as may be required by law or to enforce the terms hereof, neither EMPLOYEE nor his attorney may disclose the above information to any other person or entity, except that EMPLOYEE may disclose the provisions of this Agreement to his immediate family members and financial and/or tax advisor, provided that EMPLOYEE makes the person to whom disclosure is made aware of the confidentiality provisions of this Agreement and such person agrees in writing to keep confidential the terms of this Agreement. If subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify as to the contents of this Agreement, EMPLOYEE agrees to immediately forward a copy of the subpoena to the Chief Legal Officer of IDT so that IDT may contest such subpoena, or any request, requirement or order related thereto, and to notify the proponent of the subpoena that this Agreement is the subject of an agreement of confidentiality. IDT may disclose the terms and conditions of this Agreement to its respective officers, directors, employees, accountants and counsel who have a business need to know, and as otherwise required by law. EMPLOYEE further agrees that he will not encourage others who are not parties to this Agreement to demand any disclosure of the terms and conditions of this Agreement.

12. Intellectual Property and Non-Disclosure Obligations.

12.1. EMPLOYEE agrees that he will not file, without the express written consent of the Chief Executive Officer (“CEO”) or Chief Legal Officer (“CLO”) of IDT Corporation, any patent, copyright or trademark applications relating to any IDT Invention (as hereafter defined), except under the direction of IDT Corporation. As referred to in this Agreement, “IDT Invention” shall mean all ideas, inventions, discoveries, improvements, trade secrets, formulae, techniques, data, software, programs, systems, specifications, developments, system architectures, documentation, algorithms, flow charts, logic diagrams, source code, methods, processes, marketing and business data, including works-in-progress, whether or not subject to statutory protection, whether or not reduced to practice, which were conceived, created, authored, developed, or reduced to practice by EMPLOYEE, either alone or jointly with others, whether on the premises of IDT or not, during his employment by IDT. EMPLOYEE agrees to assist IDT in perfecting, registering, maintaining, and enforcing, in any jurisdiction, IDT’s rights (including such rights as may be assigned by IDT from time to time) in the IDT Inventions by performing promptly all acts and executing all documents deemed necessary or convenient by IDT and does hereby irrevocably designate and appoint IDT and its duly authorized officers and agents as his agent and attorney-in-fact to do all lawfully permitted acts (including, but not limited to, the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by him.

12.2. EMPLOYEE agrees that he will not, without the express written consent of the CEO or CLO of IDT Corporation, use the Confidential Information (as hereafter defined). As referred to in this Agreement, “Confidential Information” shall mean technical and business information about IDT, and its clients and customers that was learned by EMPLOYEE in the course of his employment by IDT and that was not already in the public domain through no fault of EMPLOYEE including, without limitation, any and all proprietary IDT Inventions, any trade secrets, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, and other financial and business information of IDT. EMPLOYEE will not duplicate or replicate (or cause or permit others to duplicate or replicate) any document or other material in any medium embodying any Confidential Information. EMPLOYEE will not disclose or permit the disclosure of any Confidential Information to any person or entity under any circumstances, unless EMPLOYEE is required to disclose such information by law or pursuant to a judicial order, and in such case, prior written notice to IDT is required where possible. All of the Confidential Information shall remain the sole and exclusive property of IDT. IDT owns all right, title and interest in and to the Confidential Information and other intellectual property owned by IDT, including, without limitation, the IDT Inventions. EMPLOYEE agrees that he acquired no right, title or interest in any Confidential Information or the IDT Inventions; and the Confidential Information is specialized, unique in nature, and of great value to IDT and that such Confidential Information gives IDT a competitive advantage. EMPLOYEE hereby agrees to promptly return to IDT all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information or the IDT Inventions, together with a written certification with the foregoing.

12.3. EMPLOYEE acknowledges and agrees that all copyrights, trademarks, patents and IDT Inventions conceived, created, authored, developed or reduced to practice by EMPLOYEE during his employment with IDT are the sole and exclusive property of IDT; all copyrightable works included in the IDT Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101), and IDT Corporation is the “author” within the meaning of such Act; and in the event that title to any or all of the IDT Inventions does not or may not, by operation of law, vest in IDT, EMPLOYEE hereby assigns to IDT all his right, title and interest in all IDT Inventions, and all copies of them, in whatever medium fixed or embodied, and in all writings relating thereto in his possession or control and expressly waives any moral rights or similar rights in any IDT Invention or any such work made for hire.

12.4. EMPLOYEE acknowledges and agrees that:

(a) (i) IDT owns all right, title and interest in and to the Confidential Information and IDT Inventions, and (ii) EMPLOYEE acquired no right, title or interest in any Confidential Information or the IDT Inventions; and

(b) The Confidential Information is specialized, unique in nature, and of great value to IDT and that such Confidential Information gives IDT a competitive advantage; and

(c) EMPLOYEE hereby agrees to promptly return to IDT all tangible materials and all copies thereof, in whatever media, in his possession or control, containing or employing any Confidential Information, together with a written certification with the foregoing.

13. Non-Competition and Non-Solicitation.

13.1. EMPLOYEE acknowledges and agrees that, during the two-year period following the Termination Date:

(a) EMPLOYEE shall not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, invest in (except for investments of less than 5% of a business entity’s capitalization) or become employed by any business that is in competition in any manner whatsoever with the business of IDT as of the Termination Date;

(b) EMPLOYEE shall not, directly or indirectly, influence or attempt to influence, or assist or advise any person attempting to influence, customers, distributors, partners or suppliers of IDT (i) to divert any part of their business away from IDT, (ii) to cause damage to the business of IDT, or (iii) to do any material business with any competitor of IDT; and

(c) EMPLOYEE shall not, directly or indirectly, except for general solicitations not directed at IDT specifically, solicit or recruit any employee, officer, partner or consultant of IDT to leave the employment of IDT or terminate his/her relationship with IDT and EMPLOYEE shall not advise or otherwise assist any other person to solicit or recruit any employee, officer, partner or consultant of IDT.

13.2. The Parties agree that the provisions of this Section 13 replace all prior non-competition and non-solicitation provisions in any agreements between EMPLOYEE and IDT notwithstanding any survival clauses contained therein. The Parties further agree that the provisions of this Section 13 shall be interpreted as broadly as possible in favor of IDT.

14. Non-Disparagement. EMPLOYEE agrees that he will not at any time, in any way, disparage IDT or any individuals associated with IDT, including its present or former officers, directors, agents and employees, by making or soliciting any comments, statements or the like to the media or to others, either orally or in writing, that may be considered to be derogatory or detrimental, in any way, to the good name or business reputation of IDT or such other persons. EMPLOYEE further agrees that he will not engage in any conduct that is in any way injurious, or may be perceived to be injurious, to IDT’s reputation or interest (other than normal competitive process not in violation of this Agreement), including, but not limited to, encouraging or assisting others to bring any form of suit, claim or cause of action against IDT.

15. Breach. EMPLOYEE agrees and acknowledges that if he breaches any representation, covenant, promise or undertaking made pursuant to this Agreement, IDT is authorized to pursue all rights and remedies available in law or in equity, which rights and remedies may include, but are not limited to, EMPLOYEE’s obligation to promptly return to IDT all amounts paid by IDT to EMPLOYEE under this Agreement.

16. Agreement Not Admissible. The Parties agree that this Agreement may be used and admitted as evidence only in a subsequent proceeding in which IDT or EMPLOYEE seeks to enforce its/his rights hereunder.

17. Representations and Warranties. EMPLOYEE represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choice throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with above-described independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had the opportunity to have the provisions of this Agreement explained to him by his own counsel, who has answered to his satisfaction any questions he has asked with regard to the meaning of any of the provisions of this Agreement, and that he fully understands their terms and significance; and that he voluntarily assents to all the terms and conditions contained therein, and that he is signing this Agreement of his own force and will, without any coercion or duress. EMPLOYEE acknowledges and agrees that IDT has advised that all payments to him must comply with the requirements of Section 409A of the Internal Revenue Code (“409A”) and EMPLOYEE agrees to indemnify and hold harmless IDT from and against any and all taxes, costs and expenses as a result of any non-compliance with 409A.

18. Consideration and Revocation Periods. Pursuant to the Older Workers Benefit Protection Act, EMPLOYEE is advised that he shall have at least 21 days to consider this Agreement before signing it, but may sign this Agreement at any earlier time if he so desires. If EMPLOYEE signs this Agreement, he shall have 7 calendar days thereafter (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so, in writing, addressed to IDT Corporation—Legal Department, 520 Broad Street, 4th Floor, Newark, New Jersey 07102 (attention: General Counsel). In order for such revocation to be effective, it must be received before 5:00 p.m. on the seventh day following the date this Agreement was executed by EMPLOYEE. The effective date of this Agreement shall be the 8th day following the execution of this Agreement by EMPLOYEE (the “Effective Date”). In the event EMPLOYEE does not accept this Agreement, or in the event EMPLOYEE revokes this Agreement during the Revocation Period, this Agreement, including, but not limited to, the obligation of IDT to make the payments set forth in Section 1, shall automatically be deemed null and void, and EMPLOYEE shall promptly return to IDT any amounts paid by IDT to EMPLOYEE under this Agreement.

19. Severability. If, at any time after the date EMPLOYEE executes this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, provided that, in the event that any provision of Section 13 is held invalid or unenforceable or is deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws, and such other changes shall be made to give effect to the original intent of the Parties. The illegality or unenforceability of any provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided that, upon a finding by a court or agency of competent jurisdiction that the release of claims contained in Section 9 is illegal, void or unenforceable, EMPLOYEE agrees that, at the request of IDT, he will execute a release covering all the same claims as are released under Section 9 that are legal and enforceable, or, if the basis on which the release was found illegal, void or unenforceable cannot be so cured, to return promptly to IDT, upon its request, all amounts paid to him under this Agreement.

20. Prior Agreements Superseded; No Oral Modification. This Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements (whether oral or written) between the Parties (including, but not limited to, all agreements related to commissions and any other payments). EMPLOYEE acknowledges that neither IDT nor any representative of IDT has made any representation or promises to EMPLOYEE other than as set forth herein. This Agreement may not be modified except in a writing signed by both EMPLOYEE and the CEO of IDT Corporation.

21. No Assignment of Claims. Each of the Parties represents and warrants that it/he has not assigned or transferred any of the claims released under this Agreement, or any portion of or interest in any such claims, to any other individual, firm, or other entity.

22. Dispute Resolution. The Parties hereby agree and submit to the exclusive jurisdiction of the Superior Court of New Jersey, Essex County, in any action, lawsuit or other proceeding arising out of or relating to this Agreement. The Parties irrevocably waive any objection that they may now or hereafter have to the venue of any such action, lawsuit or other proceeding in any such court or that such action, lawsuit or other proceeding was brought in an inconvenient forum, and agree not to plead or claim the same.

23. Choice of Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Facsimile signatures shall be deemed effective if subsequently followed by handwritten signatures.

25. Construction of Agreement. This Agreement shall be interpreted without regard to the identity of the drafter, and shall not be construed for or against either party. The subheadings in this Agreement are for convenience only and shall not affect the interpretation of the substantive terms of this Agreement.

26. Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

[Signature Page Follows]

WHEREFORE, the Parties, by their signatures below, evidence their agreement to the provisions stated above.

IDT CORPORATION

By:
Name:
Title:

Dated:

I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING THE GENERAL RELEASE OF ALL CLAIMS CONTAINED IN SECTION 9, AND AM IN AGREEMENT WITH ITS TERMS.

EMPLOYEE:

Name:

Dated:

Sworn to before me this

day of	.

Notary Public